Exhibit 10.2

SECOND AMENDMENT TO LEASE AGREEMENT
THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) effective as of June 13, 2018 (the “Second Amendment Effective Date”), is made and entered into by and between ASCENTRIS 105, LLC, a Colorado limited liability company (“Landlord”), and EXELIXIS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are parties to (i) that certain Lease Agreement dated May 2, 2017 (the “Original Lease”) for premises consisting of approximately 110,783 square feet of Rentable Area (the “Original Premises”) in the multiple building project known as 1750 North Loop Road and 1601, 1701, 1751, 1801 and 1851 Harbor Bay Parkway, Alameda, California (as further defined in the Original Lease, the “Project”), and (ii) that certain Agreement for Conditional Option to Amend Lease dated as of May 2, 2017 (the “Additional 1801 Space Option Agreement”), pursuant to which Tenant has the right to add Suite 125 consisting of approximately 17,075 square feet of Rentable Area and depicted on Exhibit A-1 attached to the First Amendment (as defined below) (the “Additional 1801 Space”) on the first floor of the 1801 Building (as defined in the Original Lease) to the Premises, by amending the Original Lease.
B.    Landlord and Tenant are parties to that certain First Amendment to Lease Agreement dated October 16, 2017 (the “First Amendment”), pursuant to which the Original Premises was expanded to include the Additional 1801 Space and the premises known as Suite 115 consisting of 2,703 square feet of Rentable Area and depicted on Exhibit A‑2 attached to the First Amendment (the “Additional 1751 Space”) on the first floor of the 1751 Building (as defined in the Original Lease).
C.    The Original Premises, as expanded by the Additional 1801 Space and the Additional 1751 Space, is hereby referred to as the “Existing Premises.” The Original Lease, as amended by the First Amendment, is hereby referred to as the “Lease.”
D.    Tenant desires to expand the Existing Premises to include the premises known as Suite 150 consisting of 4,204 square feet of Rentable Area and depicted on Exhibit A‑3 attached hereto (the “Second Amendment Expansion 1751 Space”) on the first floor of the 1751 Building.
E.    Landlord and Tenant hereby amend the Lease to: (i) further expand the Premises under the Lease to include the Second Amendment Expansion 1751 Space; (ii) modify the definition and Rentable Area of the 1751 Space and the Premises; (iii) modify the Base Rent; (iv) modify the 1751 Building Share and the 1751 Project Share; (v) provide for 61 additional parking spaces; (vi) provide for Tenant’s performance of the HVAC work in the 1801 Building; (vii) provide for the roof replacements of the 1801 Building and the 1851 Building; (viii) provide for sustainability provisions; (ix) modify the Work Letter provisions; and (x) make certain other modifications to the Lease as more particularly set forth below.
AMENDMENT
NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:
1.    Defined Terms. All capitalized terms used but not defined in this Second Amendment will have the meanings set forth for such terms in the Lease. All terms that are defined in this Second Amendment and used in any provisions that are added to the Lease pursuant to this Second Amendment will have the meanings in the Lease set forth for such terms in this Second Amendment.
2.    Delivery and Demise of the Second Amendment Expansion 1751 Space. Subject to the terms, covenants, conditions and provisions of the Lease, as amended by this Second Amendment, Landlord leases to Tenant and Tenant leases from Landlord the Second Amendment Expansion 1751 Space for the remainder of the Term commencing on the date that Landlord Delivers the Second Amendment Expansion 1751 Space to Tenant (the “Second Amendment Expansion 1751 Space Start Date”). Landlord represents that (i) the Second Amendment Expansion 1751 Space is currently occupied by a tenant pursuant to a lease (the “Current 1751 Space Lease”) that is set to expire on June 30, 2018, (ii) the Current 1751 Space Lease has no right to renew or extend the term of the Current 1751 Space Lease, and (iii) the tenant under the Current 1751 Space Lease has not communicated with Landlord its intent to hold over its tenancy of the Second Amendment Expansion 1751 Space. Landlord will use commercially reasonable efforts to Deliver the Second Amendment Expansion 1751 Space within 15 days following the date that the tenant under the Current 1751 Space Lease vacates the Second Amendment Expansion 1751 Space.

3.    Premises. The Lease is hereby amended as follows:
(a)    1751 Space. Effective as of the Second Amendment Effective Date, Section 1.1(d)(i) of the Lease is hereby amended by the addition of the following:
“As of the Second Amendment Expansion 1751 Space Start Date (as defined in the Second Amendment to Lease Agreement by and between Landlord and Tenant (the “Second Amendment”)), the Premises will also include the Second Amendment Expansion 1751 Space (Suite 150 located on the first floor of the 1751 Building and identified on Exhibit A-3 to the Second Amendment). Upon the Second Amendment Expansion 1751 Space Start Date, the “1751 Space” will include the Second Amendment Expansion 1751 Space and consist of approximately 18,872 square feet of Rentable Area, which shall not be subject to re‑measurement except as set forth in Section 2.6 below;”
(b)    Rentable Area of the Premises. The first sentence of the last paragraph of Section 1.1(d) of the Lease is hereby deleted in its entirety and replaced with the following:
(i)    The Premises contains a total of: (i) effective as of the First Amendment Effective Date, 101,521 square feet of Rentable Area (plus 11,965 square feet of Rentable Area making up the Temporary Premises), (ii) effective as of the Commencement Date, 113,486 square feet of Rentable Area, (iii) effective as of the Additional 1801 Start Date, 130,561 square feet of Rentable Area, and (iv) effective as of the Second Amendment Expansion 1751 Space Start Date, 134,765 square feet of Rentable Area.
(ii)    Effective as of the Second Amendment Effective Date, the Rentable Area table set forth in Exhibit A of the Lease is hereby replaced with the Rentable Area table attached hereto as Exhibit A-3 of this Second Amendment.
4.    Exhibits. Effective as of the Second Amendment Effective Date, Exhibit A-3 attached to the First Amendment is hereby replaced by the updated Exhibit A-3 attached hereto.
5.    Base Rent. Effective as of the Second Amendment Effective Date, Section 1.1(i) of the Lease is hereby deleted in its entirety and replaced with the following:
“(i)    “Base Rent” means the Rent payable according to Section 3.1, which will be in an amount per month or portion thereof commencing on the Commencement Date and throughout the Term as follows:

Period	Monthly Rental Rate / SF of Rentable Area	Base Rent Payable Per Month
February 1, 2018 – February 18, 2018	$1.65	$187,251.90*
February 19, 2018 – Day before Second Amendment Expansion 1751 Space Start Date	$1.65	$215,425.65*
Second Amendment Expansion 1751 Space Start Date – January 31, 2019	$1.65	$222,362.25*
February 1, 2019 – January 31, 2020	$1.70	$229,100.50
February 1, 2020 – January 31, 2021	$1.75	$235,838.75
February 1, 2021 – January 31, 2022	$1.80	$242,577.00
February 1, 2022 – January 31, 2023	$1.86	$250,662.90
February 1, 2023 – January 31, 2024	$1.91	$257,401.15
February 1, 2024 – January 31, 2025	$1.97	$265,487.05
February 1, 2025 – January 31, 2026	$2.03	$273,572.95
February 1, 2026 – January 31, 2027	$2.09	$281,658.85
February 1, 2027 – January 31, 2028	$2.15	$289,744.75

* Rent Abatement. Base Rent will be partially abated in the amount of $88,251.90 per month (the “Initial Rent Abatement”) for the period beginning on the Commencement Date and ending on January 31, 2019 (the “Initial Rent Abatement Period”). In addition, Base Rent will be further abated in the amount of $28,173.75 per month (the “Additional 1801 Space Rent Abatement”) beginning on the Additional 1801 Space Start Date and ending on the earlier of (A) four months after the Additional 1801 Space Start Date, and (B) Tenant’s occupancy of the Additional 1801 Space for the conduct of business (such date, the “Additional 1801 Space Completion Date” and such period the “Additional 1801 Rent Abatement Period”). However, if Landlord terminates this Lease as a result of a “Default” (as defined in Section 20.1) at any time during the Term, in addition to all other remedies available to Landlord, the unamortized portion of the Initial Rent Abatement and the Additional 1801 Space Rent Abatement will automatically become immediately due and payable. At any time during or before the Initial Rent Abatement Period or the Additional 1801 Rent Abatement Period, upon notice to Tenant, Landlord shall have the right to purchase any Initial Rent Abatement and/or Additional 1801 Rent Abatement relating to the remaining Initial Rent Abatement Period and/or Additional 1801 Rent Abatement Period, as applicable, by paying to Tenant an amount equal to the “Rent Abatement Purchase Price” (as defined below). As used herein, “Rent Abatement Purchase Price” shall mean the aggregate amount of the Initial Rent Abatement and the Additional 1801 Space Rent Abatement remaining during the Initial Rent Abatement Period and/or Additional 1801 Rent Abatement Period, as applicable, as of the date of payment of the Rent Abatement Purchase Price by Landlord. Upon Landlord’s payment of the Rent Abatement Purchase Price to Tenant, Tenant shall be required to pay Rent in accordance with the provisions of Sections 1.1(i) and 3.1 and there shall be no further Initial Rent Abatement or Additional 1801 Space Rent Abatement.
Proration for Partial Months. If the Additional 1801 Space Abatement Period ends on a date that is not the last day of the month, then on the first day of the first full calendar month after the expiration of the Additional 1801 Space Rent Abatement Period (the “First Full Month”), Tenant shall pay Rent for the First Full Month together with prorated Rent based on the days in the prior calendar month following the expiration of the Additional 1801 Space Rent Abatement Period.”
6.    1751 Building Share; 1751 Project Share. Effective as of the Second Amendment Expansion 1751 Space Start Date, the Lease is hereby amended as follows:
(a)    1751 Building Share. Section 1.1(j)(i) of the Lease is hereby further amended so that the 1751 Building Share is 25.37%, subject to adjustment pursuant to Section 2.6 of the Original Lease.

(b)    1751 Project Share. Section 1.1(k)(i) of the Lease is hereby further amended so that the 1751 Project Share is 4.90%, subject to adjustment pursuant to Section 2.6 of the Original Lease.
7.    Parking. Effective as of the Second Amendment Expansion 1751 Space Start Date, Section 19 of the Lease is hereby amended so that Tenant may utilize up to 471 unassigned parking spaces within the Project at no charge.
8.    1801 Building HVAC Work and Allowance. Sections 32 of the Lease is hereby deleted in its entirety and replaced with the following:
“32.    1801 BUILDING HVAC WORK.
32.1    1801 Building HVAC Work. As part of Tenant’s Work in the 1801 Space, Tenant shall update the base building HVAC and boiler systems in the 1801 Building (the “1801 HVAC Systems”) by replacing the existing equipment listed on the Exhibit G attached hereto (the “HVAC Equipment List”) in the 1801 Building with new, substantially similar equipment, which work shall be referred to herein as “1801 Building HVAC Work.” Tenant will work with Landlord collaboratively to produce the plans and specifications for 1801 Building HVAC Work so that it is designed and constructed to maximize efficiency and meet the needs of Tenant. Tenant and “Contractor” (as defined in Exhibit B) shall perform or cause to be performed 1801 Building HVAC Work in accordance with Exhibit B, as amended, including, without limitation, Paragraphs 10 through 14 of Exhibit B. Landlord hereby agrees that XL Construction Corporation is an approved Contractor. Tenant may begin performing 1801 Building HVAC Work after the last Start Date for the 1801 Space (as set forth in Exhibit B, as amended) and use commercially reasonable efforts to complete 1801 Building HVAC Work on or before Tenant’s occupancy of the 1801 Space.
32.2    1801 HVAC Allowance. Throughout the Term, Tenant will be solely responsible for all costs and expenses incurred in updating, operating, maintaining, repairing and replacing the 1801 HVAC Systems in accordance with Section 5; provided, however, that Landlord will pay for the cost of 1801 Building HVAC Work up to a maximum of $600,000.00 (“1801 HVAC Allowance”), and Tenant shall pay for 1801 Building HVAC Work to the extent that the cost of 1801 Building HVAC Work exceeds the 1801 HVAC Allowance. A condition precedent to Landlord’s payment of the 1801 HVAC Allowance will be that Landlord has received from Tenant the following: (a) written notice from Contractor (or other evidence reasonably satisfactory to Landlord) that 1801 Building HVAC Work has been completed; (b) final and unconditional lien waivers from Contractor and all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, the 1801 Building in connection with 1801 Building HVAC Work. Tenant will not be entitled to any credit if the 1801 HVAC Allowance exceeds the cost of the 1801 Building HVAC Work.
32.3    Title and Liability. Without limiting Tenant’s obligations under this Section 32, once installed, title in and to the 1801 HVAC Systems and all equipment related thereto will be Tenant’s property throughout the Term of this Lease and shall automatically become Landlord’s property upon termination of this Lease, or termination of Tenant’s right to possession of the 1801 Space, without compensation to Tenant. Subject to this Section 32 and except to the extent caused by the willful misconduct or grossly negligent act or omission by Landlord, to the fullest extent permitted by applicable laws, codes, rules and regulations, Tenant will indemnify and hold Landlord, its affiliates, its property manager and their respective managers, members, officers, directors, employees and agents harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with Tenant’s installation, use, operation, maintenance, repair and replacement of the 1801 HVAC Systems. In no event shall Tenant be required to restore the 1801 Building HVAC Work at the expiration or earlier termination of the Lease. This Section 32 will survive the expiration or earlier termination of the Term.”
9.    Roof Work and Allowance. The following provision is added as Section 34 of the Original Lease:
“34.    ROOF WORK AND ALLOWANCE
34.1    Roof Work. As part of Tenant’s Work in the 1801 Space and the 1851 Space, Tenant shall replace the existing roofs on the 1801 Building and the 1851 Building with TPO Roof Overlays of similar or greater quality with 20-year roof warranties, which work shall be referred to herein as the “Roof Work.” Tenant will work with Landlord collaboratively to produce the plans and specifications for Roof Work so that it is designed and constructed to maximize efficiency and meet the requirements of the respective Single User Buildings. Tenant and Contractor shall perform or cause to be performed Roof Work in accordance with Exhibit B, as amended, including, without limitation, Paragraphs 10 through 14 of Exhibit B. Tenant may begin performing Roof Work after the last Start Date for the Additional 1801 Space (as provided in the First Amendment) and use commercially reasonable efforts to complete Roof Work on or before Tenant’s occupancy of the applicable Single User Building.
34.2    Roof Allowance. Tenant will be solely responsible for all costs and expenses incurred in connection with the Roof Work; provided, however, Landlord will pay for the cost of Roof Work up to a maximum of $225,000.00 (“Roof Allowance”), and Tenant shall pay for Roof Work to the extent that the cost of Roof Work exceeds the Roof Allowance. A condition precedent to Landlord’s payment of the Roof Allowance will be that Landlord has received from Tenant the following: (a) written notice from Contractor (or other evidence reasonably satisfactory to Landlord) that Roof Work has been completed; (b) final and unconditional lien waivers from Contractor and all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, such Single User Buildings in connection with Roof Work; and (c) the 20-year roof warranties for the Roof Work are transferred to Landlord and can be assigned to any lender or future owner of the respective Single User Buildings. Tenant will not be entitled to any credit if the Roof Allowance exceeds the cost of Roof Work.
34.3    Tenant’s Services (and Repair, Maintenance and Replacement Responsibilities) for the Roofs of Single User Buildings. Throughout the Term, other than Major Replacement Expenditures, Tenant will be solely responsible for all costs and expenses incurred in updating, operating, maintaining, repairing and replacing the roofs of the Single User Buildings, subject to Sections 5.7 and 5.8.
34.4    Title and Liability. Without limiting Tenant’s obligations under this Section 34, once installed, title in and to the roofs of such Single User Buildings shall automatically become Landlord’s property upon installation, without compensation to Tenant. Subject to this Section 34 and except to the extent caused by the willful misconduct or grossly negligent act or omission by Landlord, to the fullest extent permitted by applicable laws, codes, rules and regulations, Tenant will indemnify and hold Landlord, its affiliates, its property manager and their respective managers, members, officers, directors, employees and agents harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with Tenant’s installation, use, operation, maintenance, repair and replacement of the roofs of the Single User Buildings. This Section 34 will survive the expiration or earlier termination of the Term.”
10.    Sustainability Provisions. Effective as of the Second Amendment Effective Date, the Lease is amended as follows:
(a)    Costs. A proportion of costs attributable to the “Projected Annual Savings” (as defined in Section 10(e) below) will be included in Costs. Section 1.3(f) of the Original Lease is hereby amended accordingly.
(b)    Occupancy. Tenant shall use commercially reasonable efforts to ensure energy efficient operation of the Premises, and for the proper protection and functioning of the Building systems by reasonably minimizing unnecessary use of electricity, water, heating and air conditioning. Tenant shall reasonably cooperate with Landlord in any utility conservation effort to meet its Project-wide sustainability targets. Section 4.3 of the Original Lease is hereby amended accordingly. For the avoidance of doubt, this Section 10(b) shall not require Tenant to expend any funds to meet any such sustainability targets or to minimize unnecessary use.
(c)    Alterations by Tenant. Any Tenant Alteration will meet all applicable energy efficiency building code requirements, and shall be performed in accordance with Landlord’s reasonable sustainability practices, unless Landlord expressly consents in writing otherwise. Tenant is encouraged to purchase products with recycled content and low VOC emissions, to install energy and water-efficient systems, and to recycle construction waste; provided, however, that failure to do so shall not be deemed a breach of this Lease. All appliances and electronics installed after the completion of the Leasehold Improvements shall be ENERGY STAR rated, to the extent reasonably possible. Section 7.1 of the Original Lease is hereby amended accordingly.

(d)    Environmental Performance Data. To facilitate sustainability analysis and reporting compliance, both Landlord and Tenant, upon request of the other party, will share any utility consumption data it has from ENERGY STAR or any other source (the “Environmental Performance Data”) that relates to the Premises. The Environmental Performance Data shall be shared no more frequently than monthly, and may include information relating to energy consumption, water consumption, waste production, greenhouse gas emissions, and other sustainability or environmental metrics. The Environmental Performance Data shall only be used for the purposes of: (i) monitoring and improving the environmental performance of the Premises or the Project; (ii) measuring the environmental performance of the Premises or the Project to create or benchmark against any sustainability targets; and (iii) reporting, on a consolidated basis, to third parties who require the submission of Environmental Performance Data in conjunction with a related certification, score or other sustainability-related assessment. The Environmental Performance Data shall be kept confidential and shall only be shared with third parties as necessary to facilitate the activities in the preceding sentence, and otherwise may only be shared in compliance with a court order or statutory disclosure requirements.
(e)    Utility System Enhancements. Notwithstanding anything in the Lease to the contrary, Landlord shall have the right, from time to time during the Term and subject to applicable Laws, to install energy- or water-related systems and equipment at the Project, including, without limitation, in the Common Areas of the Project (collectively, the “Utility System Enhancements”). Landlord shall be entitled to install, or cause to be installed, the Utility System Enhancements in and around the Buildings and the Premises as necessary for such enhancements to benefit the Project or any part thereof. Tenant hereby agrees to reasonably cooperate with Landlord in connection with the foregoing, and Landlord agrees that it will use commercially reasonable efforts to minimize any interference with Tenant’s operations as a result of any Utility System Enhancements and will provide Tenant advance notice if any utility systems will be unavailable during any such enhancements. In the case of Utility System Enhancements that an “Engineer” (as defined below) determines and certifies in writing, based on its calculated projections, and using reasonable assumptions and qualifications will, on an annual basis, reduce a Building or Project’s consumption of utilities (“Projected Annual Savings”), Landlord may include the costs of such Utility System Enhancements in Costs, in an amount not to exceed 90% of the Projected Annual Savings. By way of example: If the Projected Annual Savings are $10,000, then Landlord may include $9,000 annually ($750 monthly) as Cost for the duration of the Term. In addition, to the extent Landlord receives any rebates, incentive payments or any other monetary benefit from any government entity, utility or other agency as a result of the Utility System Enhancements, then Landlord shall pass such benefits through to Tenant in accordance with the agreed upon allocation for Projected Annual Savings set forth in this Section 10(e).
For the purposes of this Section 10(e), “Engineer” shall mean an independent engineer chosen by Landlord and reasonably approved in writing by Tenant, and who has performed a commercially reasonable investigation into all material impacts any Utility System Enhancements may have on Costs.
(f)    Notwithstanding anything to the contrary contained herein, (i) Landlord must obtain the written consent of Tenant prior to installing, or causing to be installed, any Utility System Enhancement, which consent may not be unreasonably withheld, provided that it shall be deemed reasonable for Tenant to withhold its consent if any such Utility System Enhancement will not be reasonably beneficial for Tenant, (ii) in no event will Tenant’s cumulative Costs increase because of any Utility System Enhancements, and (iii) if either Landlord or Tenant reasonably determines that a revision to the cost allocation approach set forth herein with respect to the Utility System Enhancements is in the best interest of both parties, then the parties shall negotiate in good faith to amend the Lease accordingly.
11.    Work Letter Provisions. Landlord and Tenant acknowledge and agree that Tenant will construct Leasehold Improvements in the Second Amendment Expansion 1751 Space in accordance with the Work Letter attached as Exhibit B to the Lease. Effective as of the Second Amendment Effective Date, the Work Letter is hereby amended as follows:
(a)    Start Date. The estimated Start Date for the Second Amendment Expansion 1751 Space is July 1, 2018. The Start Date for the Additional 1801 Space occurred on February 19, 2018. Paragraph 1(b) of the Work Letter of the Original Lease, as previously amended, is hereby further amended accordingly.
(b)    Maximum Allowance Amount. The first phrase of Paragraph 1(j) of the Work Letter is hereby deleted in its entirety and replaced with the following:

“Maximum Allowance Amount” means $6,729,842.00 (which is approximately $48.00 per rentable square foot for the Second Amendment Expansion 1751 Space and $50.00 per rentable square foot for the Existing Premises);
12.    Occupancy Estoppel Certificate. Effective as of the Second Amendment Effective Date, the form of Occupancy Estoppel Certificate attached as Exhibit C to the Original Lease, as previously amended, is hereby further amended to include the Start Date and the move-in date for the Second Amendment Expansion 1751 Space.
13.    Premises Occupancy. Landlord hereby acknowledges and consents to the occupancy of the Premises by employees of any wholly owned subsidiary of Tenant.
14.    Brokers. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Second Amendment except Cushman Wakefield and Kidder Matthews (the “Brokers”). Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Second Amendment. Landlord will pay all fees, commissions or other compensation payable to the Brokers pursuant to a separate agreement. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.
15.    Whole Agreement. This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as amended herein, or in a future writing signed by both parties, there shall be no other changes or modifications to the Lease between the parties and the Lease and the terms and provision contained therein shall remain in full force and effect.
16.    Successors and Assigns. This Second Amendment shall be binding upon the parties hereto, their heirs, successors and assigns.
17.    Ratification. Except as amended hereby and by this Second Amendment, the Lease has not been amended, and the parties ratify and confirm the Lease, as amended hereby and by the Second Amendment, as being in full force and effect.
18.    Counterparts; Execution by Telecopy. This Second Amendment may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement. Executed copies hereof may be delivered by telecopier or other electronic means, and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to be effective as of the Second Amendment Effective Date.

LANDLORD:	ASCENTRIS 105, LLC, a Colorado limited liability company By: /s/ Jake Rome Name: Jake Rome Title: Authorized Representative
TENANT:	EXELIXIS, INC., a Delaware corporation By: /s/ Michael M. Morrissey, Ph.D Name: Michael M. Morrissey, Ph.D Title: President and CEO

WATERFRONT AT HARBOR BAY
EXHIBIT A-3
PLAN DELINEATING THE PREMISES AND TENANT MAINTAINED OUTDOOR AREAS AS OF THE SECOND AMENDMENT EFFECTIVE DATE

A-3-1

A-3-2

A-3-3

A-3-4

A-3-5

TENANT MAINTAINED OUTDOOR AREAS

A-3-6